FILED
     IN THE OFFICE OF THE
   SECRETARY OF STATE OF THE
       STATE OF NEVADA
                            Articles of Incorporation
         MAY 31 1994
                                      of
CHERYL A. LAU SECRETARY OF STATE
     /S/ CHERYL A. LAU
                              GOLDSTAR GAMING, INC.
No. 8213-94

     We the undersigned, being each of the original incorporators herein named, for the purpose of forming a corporation to do business both within and without the State of Nevada, and in pursuance of the corporate laws of the State of Nevada, being Chapter 78 of the Nevada Revised Statutes, do hereby make and file these Articles of Incorporation hereby declaring and certifying that the facts herein stated are true:

     FIRST. The name of the Corporation is: Goldstar Gaming, Inc.

     SECOND. The resident agent of the Corporation is Pacific National Venture, Inc., 2375 East Tropicana, Las Vegas, NV 89119. The principal office of the Corporation in the State of Nevada is located at 4315 Leeward Lane, Reno, NV 89502, that this corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the By-Laws of said corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Nevada as well as within the State of Nevada.

     THIRD. The objects for which this Corporation is formed are: To engage in any lawful activity, including, but not limited to the following:

     (A) Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.

     (B) May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized.

     (C) Shall have power to have succession by its corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law.

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     (D) Shall have power to sue and be sued in any court of law or equity.

     (E) Shall have power to make contracts.

     (F) Shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country.

     (G) Shall have power to appoint such officers and agents as the affairs of the corporation shall require, and to allow them suitable compensation.

     (H) Shall have power to make bylaws not inconsistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders.

     (I) Shall have power to wind up and dissolve itself, or be wound up or dissolved.

     (J) Shall have power to adopt and use a common seal or stamp, or to not use such a seal or stamp, and if one is used, to alter the same. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or non use shall not in any way affect the legality of the document.

     (K) Shall have power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, of for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for another lawful object.

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     (L) Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

     (M) Shall have power to purchase, hold, sell and transfer shares of its own capital stock, and use therefor its capital, capital surplus, surplus, or other property or fund.

     (N) Shall have power to conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries.

     (0) Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the corporation, or any amendment thereof.

     (P) Shall have power to make donations for the public welfare or for charitable, scientific or educational purposes.

     (Q) Shall have power to enter into partnerships, general or limited, or joint ventures, in connection with any lawful activities.


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     FOURTH. The total number of shares of all classes of stock which the
Corporation shall have authority to issue is 75,000,000 shares, consisting of 50,000,000 shares of Common Stock, with a par value of one-tenth of one cent ($0.001) per share, and 25,000,000 shares of Preferred Stock, with a par value of one-tenth of one cent ($0.001) per share.

          No shareholders of the corporation holding common stock shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the corporation. The Board of Directors shall have the authority to divide the preferred class into series and to fix and determine the relative rights and preferences of the shares of any series so established. Shareholders of the corporation holding preferred stock of the corporation, which may be issued in various series, may have certain preferential rights as it may relate to liquidation, conversion to common, options to purchase or to subscribe for any additional unissued or treasury shares of stock of any class of the corporation, or for scrip, or other privileges, as may be established by the directors of the corporation.

          Each share of capital stock of the corporation shall be entitled to one vote, unless issued as preferred which may be divided into various series and fixed to determine relative rights and preferences of each share of any series so established, which may be voting or nonvoting.

          The Board of Directors of the Corporation may issue shares of any class of the Corporation's stock or any Series thereof, and securities, options, warrants, and other rights convertible thereinto for such consideration, including cash, property, or services, as the Board may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less than the par value of the shares so issued.


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     FIFTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to less than two (2). The names and addresses of the first Board of Directors are as follows:

                  Joe R. Glenn
                  3104 East Camelback Road, #527
                  Phoenix, Arizona 85016

                  Carl T. Suter
                  6765 East Kentucky
                  Anaheim, California 92807

                  Donald J. Rackemann
                  18 Corporate Plaza
                  Newport Beach, California 92660

     SIXTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever, and the stockholders shall not be personally liable for the payment of the corporation's debts.

     SEVENTH. The corporation is to have perpetual existence.

     EIGHTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     (A) To make, alter or amend the By-Laws of the corporation.

     (B) To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation.

     (C) By resolution passed by a majority of the whole Board, to designate one
(1) or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution, or in the By-Laws of the Corporation, shall have and may exercise


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the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee, or committees, shall have such name, or names, as may be stated in the By-Laws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.

     (D) When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the Corporation.

     NINTH. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

     TENTH. The name and address of the incorporator of the Corporation is as follows:

                  Joe A. Glenn
                  3104 East Camelback Road, #527
                  Phoenix, Arizona 85016


     DATED this 27 day of May,1994.

                                              /s/ Joe R. Glenn
                                              ----------------
                                              Joe R. Glenn


STATE OF ARIZONA    )
                    ) ss
County of Maricopa  )


On this 27 day of May, 1994, personally appeared before me, a notary public, Joe
R. Glenn, who acknowledged that he executed the above instrument.


                                              /s/ Signature on File
                                              ---------------------
                                              Notary Public


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           FILED
     IN THE OFFICE OF THE
   SECRETARY OF STATE OF THE
       STATE OF NEVADA

         MARCH 31 1998

DEAN HELLER SECRETARY OF STATE
     /S/ DEAN HELLER

No. C8213-94

                               ARTICLES OF MERGER

     These Articles of Merger are between Goldstar Gaming, Inc., a Nevada corporation, and Price Net U.S.A., Inc., a Nevada Corporation.

     1. Goldstar Gaming, Inc. is a corporation duly organized and existing under the laws of the State of Nevada.

     2. Price Net, U.S.A., Inc. is a corporation duly organized and existing under the laws of the State of Nevada.

     3. A Plan of Merger was duly adopted by both Goldstar Gaming, Inc. and Price Net U.S.A., Inc. This Plan of Merger was unanimously approved by 100% of the shareholders of both corporations. A copy of the Plan of Merger is attached hereto and incorporated herein.

     4. The surviving corporation shall be Goldstar Gaming, Inc., and the Articles of Incorporation of Goldstar Gaming, Inc. are amended to read as follows:

     FIRST: The name of the Corporation is: Price Net U.S.A., Inc.

     IN WITNESS WHEREOF the parties hereto have caused this agreement to be executed this 11th day of March, 1998.


ATTEST:                                   GOLDSTAR GAMING, INC.
                                          A NEVADA CORPORATION

/S/ JOE R. GLENN                          CARL T. SUTER
----------------                          -------------
JOE R. GLENN                              CARL T. SUTER
SECRETARY                                 PRESIDENT



ATTEST:                                   PRICE NET, INC.
                                          A NEVADA CORPORATION

/S/ HENRY CAMACHO                         MELANIE McCARTHY
-----------------                         -------------
HENRY CAMACHO                             MELANIE McCARTHY
SECRETARY                                 PRESIDENT


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State of California )
                    ) ss
County of Orange    )

     The foregoing instrument was acknowledged before me this 11th day of March, 1998, by Carl T. Suter and by Joe R. Glenn.


                             /s/ Debra G. McDonnell
                             ----------------------
                               Debra G. McDonnell
                                 Notary Public
[seal]



State of California )
                      ss
County of Orange    )

     The foregoing instrument was acknowledged before me this 11th day of March, 1998, by Melanie McCarthy, and by Henry Camacho.


                             /s/ Debra G. McDonnell
                             ----------------------
                               Debra G. McDonnell
                                 Notary Public
[seal]




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